SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.   )

Check the appropriate box:

☐	Preliminary information statement.
☐	Confidential, for Use of the Commissioner Only (as permitted by Rule 14c-5(d)(2)).
☒	Definitive information statement.

AdvisorShares Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)	Proposed maximum aggregate value of transaction: N/A

(5)	Total fee paid: $0

☐	Fee paid previously with preliminary materials. N/A

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A

(2)	Form, Schedule or Registration Statement No.: N/A

(3)	Filing Party: N/A

(4)	Date Filed: N/A

ADVISORSHARES STAR GLOBAL BUY-WRITE ETF

a series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 24, 2021

As a shareholder of the AdvisorShares STAR Global Buy-Write ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the hiring of a new sub-adviser to manage the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

On October 1, 2020, Partnervest Financial Group LLC, the parent company of Partnervest Advisory Services, LLC (“Partnervest”), the investment sub-adviser to the Fund, concluded a transaction with ChangePath, LLC (“ChangePath”) pursuant to which ChangePath acquired substantially all of the assets of Partnervest Financial Group LLC. Accordingly, at a meeting held on October 29, 2020, the Trust’s Board of Trustees approved a new investment sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and ChangePath, which contains substantially the same terms as the sub-advisory agreement with Partnervest including the rate of compensation. Effective November 25, 2020, ChangePath replaced Partnervest as the sub-adviser to the Fund.

The Fund has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the exemptive order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.advisorshares.com/fund/vega. The Information Statement will be available on the website until at least May 25, 2021. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831 or visiting www.advisorshares.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or call 1-877-843-3831. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

ADVISORSHARES STAR GLOBAL BUY-WRITE ETF

a series of

ADVISORSHARES TRUST

4800 Montgomery Lane

Suite 150

Bethesda, Maryland 20814

INFORMATION STATEMENT

February 24, 2021

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of AdvisorShares STAR Global Buy-Write ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The exemptive order permits AdvisorShares Investments, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of ChangePath, LLC as Sub-Adviser to the Fund

On October 1, 2020, Partnervest Financial Group LLC, the parent company of Partnervest Advisory Services, LLC (“Partnervest”), the investment sub-adviser to the Fund, concluded a transaction with ChangePath, LLC (“ChangePath”) pursuant to which ChangePath acquired substantially all of the assets of Partnervest Financial Group LLC. Accordingly, at a meeting held on October 29, 2020 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust as defined by the Investment Company Act of 1940 (the “1940 Act”) (the “Independent Trustees”), approved a new investment sub-advisory agreement between the Adviser and ChangePath (the “New Sub-Advisory Agreement”), which contains substantially the same terms as the sub-advisory agreement with Partnervest including the rate of compensation. Effective November 25, 2020, ChangePath replaced Partnervest as the sub-adviser to the Fund.

Considerations by the Board of Trustees

At the Meeting, the Board considered the approval of the New Sub-Advisory Agreement, noting that it most recently had considered and approved the annual renewal of the sub-advisory agreement with Partnervest at its August 2020 meeting. In considering whether to approve the New Sub-Advisory Agreement, the Board reviewed and discussed information and analysis provided by the Adviser and ChangePath. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by ChangePath, the Board reviewed the services to be provided by ChangePath, noting that these services include, among other things, furnishing a continuous investment program for the Fund, including arranging for, or implementing, the purchase and sale of portfolio securities. The Board further noted that these services are the same as the services currently provided by Partnervest. The Board received the most recent Form ADV for ChangePath as well as responses to a detailed series of questions that, among other things, requested information about ChangePath’s business, services, and financial condition. The Board considered, among other things, the organizational structure and professional experience of the senior management and key professional personnel of ChangePath, the firm’s operational capabilities and its compliance program. The Board noted that the Fund’s current portfolio managers would continue to manage the Fund as ChangePath employees. Based on its review, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Fund by ChangePath.

Performance. In connection with the assessment of the ability of ChangePath to perform its duties under the New Sub-Advisory Agreement, the Board considered its investment performance and experience generally and whether it has the resources necessary to carry out its functions. The Board concluded that ChangePath has the resources necessary to perform its obligations under the New Sub-Advisory Agreement.

Cost of Services and Profitability. The Board considered the cost of the services to be provided by ChangePath, reviewed the fee to be paid pursuant to the New Sub-Advisory Agreement, and considered the estimated profitability projected by ChangePath from its relationship with the Fund. The Board noted that the proposed fee under the New Sub-Advisory Agreement is the same as the sub-advisory fee paid to Partnervest. The Board also reviewed information provided by ChangePath regarding advisory fees of comparable accounts and evaluated the proposed fee arrangement in light of this information and the factors that judicial decisions have specified as pertinent generally. Based on its review, within the context of its full deliberations, the Board concluded that the fee appeared reasonable in light of the services to be rendered.

Economies of Scale. The Board considered whether economies of scale would be realized by the Fund at higher asset levels and determined to reassess in the future whether the Fund’s advisory fees appropriately took into account any economies of scale that may be realized as a result of significant growth of assets of the Fund.

Ancillary Benefits. The Board noted the potential benefits to be received by ChangePath as a result of its relationship with the Fund (other than the sub-advisory fee), including the intangible benefits of its association with the Trust generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion. Based on its deliberations, the Board, including the Independent Trustees, unanimously concluded that the terms of the New Sub-Advisory Agreement, including the fee, are fair and reasonable in light of the services to be provided to the Fund and approved the New Sub-Advisory Agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814, has served as the investment adviser for the Fund since its inception on September 17, 2012. The Adviser oversees ChangePath to ensure its compliance with the investment policies and guidelines of the Fund and monitors ChangePath’s adherence to its investment style. The terms of the Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the New Sub-Advisory Agreement.

Information about ChangePath, LLC

ChangePath, a Kansas limited liability company with offices at 111460 Tomahawk Creek Parkway, Leawood, Kansas 66211, serves as investment sub-adviser to the Fund. ChangePath is responsible for the day-to-day portfolio management of the Fund and selects the Fund’s investments according to the Fund’s investment objective, policies and restrictions. ChangePath was founded in 2015 and is a registered investment adviser.

The primary owners of ChangePath are CM2 Holding Company, Inc., See Also, LLC, and JRC Equity Partners, LLC. CM2 Holding Company, Inc is deemed to have control of ChangePath due to its ownership in ChangePath and its right to vote 25% or more of that entities voting securities. Michael H Miller is deemed to have control of ChangePath due to his position as President and CEO of Creative One Marketing Corporation (ChangePath’s affiliate) and as supervisor of James P. Rankin and Martin J. Pfannenstiel. Martin J. Pfannenstiel is deemed to have control based upon his role as President Sales and Business Development of ChangePath. James P. Rankin is deemed to have control based upon his role as Chief Compliance Officer of ChangePath. Kenneth R. Hyman may be deemed to have control of ChangePath as its Senior Vice President Business Development. Michael Richard Tripses may be deemed to have indirect control of ChangePath due to his ownership in CM2 Holding Company of 25% or more. Lance Sparks may be deemed to have indirect control of ChangePath due to his ownership in CM2 Holding Company and See Also of 25% or more. Mark Volney Heitz may be deemed to have indirect control of ChangePath due to his ownership in CM2 Holding Company of 25% or more.

The names and principal occupations of the principal executive officers and the directors of ChangePath are listed below:

Name	Principal Occupation
Martin Pfannenstiel	President, Sales & Business Development
J.P. Rankin	Chief Operating Officer and Chief Compliance Officer

The portfolio managers listed below are primarily responsible for the day-to-day management of the Fund. Effective November 25, 2020, Mr. Robert Kellogg joins Mr. Kenneth Hyman, Ms. Rebecca Valdez, Mr. Peter Van De Zilver and Mr. David Young as a portfolio manager of the Fund.

Kenneth R. Hyman, SVP Business Development. Mr. Hyman serves as SVP Business Development and portfolio manager for the Sub-Adviser. Mr. Hyman joined the Sub-Adviser in October 2020 after the Sub-Adviser acquired substantially all of the assets of Partnervest Financial Group LLC and those of its subsidiaries, including Partnervest, the former sub-adviser to the Fund. Mr. Hyman founded Partnervest Financial Group LLC in 2001 and was responsible for the direction and oversight of its business affairs and served as a portfolio manager and member of the Investment Management Committee. Established in 2001, Partnervest provided investment management solutions to investors and the advisers that served them. Mr. Hyman also provided consulting services to Elysian Capital Holdings LLC, an equity owner of Partnervest and served as the Chief Compliance Officer of its subsidiaries Elysian Capital Markets Group, LLC and MIT Associates, LLC. Prior to establishing Partnervest Financial Group LLC, Mr. Hyman was the Senior Executive and Financial Officer for Integral Securities, Inc. and Integral Securities Europe Ltd. He was also the Founder of a financial services consulting firm that operated under the name “Partnervest” and specialized in operations, e-commerce, financial operations, compliance and regulatory issues, product and service development, and business strategies. Prior to his time at Partnervest and Integral, Mr. Hyman was the Managing Principal and Chief Operating Officer of Mercer Global Securities and the Director of Operations for Mercer Global Advisors, one of the nation’s largest fee-only financial planning and investment management firms. He was also the Vice President of trading for Associated Financial Group, a financial services company providing support to more than 328 representatives in over 179 branch and satellite offices.

Rebecca M. Valdez, Portfolio Manager. Mrs. Valdez serves as portfolio manager for the Sub-Adviser. She joined the Sub-Adviser in October 2020 after the Sub-Adviser acquired substantially all of the assets of Partnervest Financial Group LLC and those of its subsidiaries, including Partnervest, the former sub-adviser to the Fund. She joined Partnervest in 2007 and served as its Director of Investments, portfolio manager and a member of the Investment Management Committee. Mrs. Valdez has over 10 years of investment management experience with a specialty in option strategies. Her responsibilities include trading, account maintenance, strategy review and trade analysis and portfolio management. Mrs. Valdez is a Level III Chartered Financial Analyst candidate and has a degree in Economics with a concentration in Finance from California Polytechnic University, San Luis Obispo.

Robert Kellogg, CFA, Investment Officer and Head of Financial Planning. Mr. Kellogg oversees the firm’s case design process and takes part in monitoring and researching current/prospective investment managers for the firm. He has experience in both sales and analytical roles from an internal and external perspective in the financial industry. Prior to joining the Sub-Adviser in December 2018, Mr. Kellogg was an Associate Client Portfolio Manager for Nuance Investments in Kansas City, Missouri. He has also worked for Ivy Investments (formerly Ivy Funds) in Mission, Kansas, and LaSalle Investment Management based out of Chicago, Illinois. Robert received a B.A. in Economics from Northwestern University in Evanston, Illinois. He obtained his CFA designation in 2018.

David Young, Portfolio Manager. Mr. Young joined the Sub-Adviser in October 2020 after the Sub-Adviser acquired substantially all of the assets of Partnervest Financial Group LLC and those of its subsidiaries, including Partnervest, the former sub-adviser to the Fund. Mr. Young served as Chief Investment Officer and member of the Investment Management Committee. He is also the Chief Executive Officer of Anfield Capital Management LLC, an SEC-registered investment advisory firm that he founded in 2009. Anfield specializes in risk-based global allocation and fixed income strategies. Prior to founding Anfield, Mr. Young spent 15 years at PIMCO, focusing on investment strategy, portfolio management and asset allocation. While there, he formed and chaired the first multi-asset investment committee and headed the account management group in London. Mr. Young holds the Chartered Financial Analyst designation, an MBA with a concentration in Finance from the Paul Merage School of Business at the University of California, Irvine and degrees in Economics and Political Science from UC Irvine, where he has also served as an adjunct professor.

Peter Van De Zilver, Portfolio Manager. Mr. Van De Zilver joined the Sub-Adviser in October 2020 after the Sub-Adviser acquired substantially all of the assets of Partnervest Financial Group LLC and those of its subsidiaries, including Partnervest, the former sub-adviser to the Fund. Mr. Van De Zilver was a portfolio manager at Partnervest. He is also the Director of Portfolio Analytics and Risk Management at Anfield Capital Management LLC, an SEC-registered investment advisory firm, and has been with them since 2012. Anfield specializes in risk-based global allocation and fixed income strategies. Mr. Van De Zilver has over 20 years of investment management experience and served in a senior position at PIMCO in the Portfolio Analytics group until he took early retirement 2010. At PIMCO he was responsible for the architecture, development and implementation of many analytics and risk management systems. Mr. Van De Zilver holds the Chartered Financial Analyst designation and degrees in Physics, Mathematics and Economics from the Universities of Utrecht and Amsterdam, as well as an MA degree in Economics from the University of Southern California.

Terms of the New Sub-Advisory Agreement

The terms of the New Sub-Advisory Agreement are substantially the same as the terms of the prior sub-advisory agreement with Partnervest. After the initial two-year term, the continuance of the agreement must be specifically approved at least annually (i) by the vote of the Trustees or by a vote of the shareholders of the Fund and (ii) by the vote of a majority of the Trustees who are not parties to the agreement or “interested persons” of any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

The agreement will terminate automatically in the event of its assignment, or in the event that the Adviser no longer serves as an investment adviser to the Trust, and is terminable at any time without penalty by vote of a majority of the Board or by a majority of the outstanding shares of the Fund upon written notice to ChangePath, by the Adviser on 60 days’ written notice to ChangePath, or by ChangePath on 120 days’ written notice to the Adviser and the Fund. The agreement provides that ChangePath shall not be protected against any liability by reason of its willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties in the performance of its obligations under the agreement.

ChangePath is entitled to an annual fee of 0.85% for its investment sub-advisory services to the Fund. This rate is the same as that paid under the sub-advisory agreement with Partnervest. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays ChangePath out of the fee it receives from the Fund, there is no duplication of advisory fees paid. For the fiscal year ended June 30, 2020, the aggregate fee paid by the Adviser to Partnervest was $64,268.68.

General Information

Other Service Providers. The Trust’s administrator, custodian, transfer agent and securities lending agent is The Bank of New York Mellon, which is located at 240 Greenwich Street, New York, New York 10286. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Avenue, NW, Washington, DC 20006.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended June 30, 2020.

Share Ownership. Although the Trust does not have information concerning the beneficial ownership of shares held in the names of Depository Trust Company Participants (“DTC Participants”), as of January 29, 2021, the name and percentage ownership of each DTC Participant that owned 5% or more of the outstanding shares of the Fund is set forth in the table below.

Participant Name	Percentage of Ownership
TD Ameritrade Clearing, Inc.	71.20%
BOFA Securities, Inc.	8.31%
Pershing LLC	7.57%

As of January 29, 2021, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund will furnish, without charge, a copy of its most recent annual report and semi-annual report to shareholders upon request. Requests for such reports may be made by writing to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814 or by calling 1-877-843-3831. The reports also are available by visiting advisorshares.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland 20814.